EXHIBIT 4(a)

                          INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made as of _______________, 2000, by and between MASTER INTERNET STRATEGIES TRUST, a Delaware business trust (hereinafter referred to as the "Trust"), and FUND ASSET MANAGEMENT, L.P. , a Delaware limited partnership (hereinafter referred to as the "Investment Adviser").

                              W I T N E S S E T H:

      WHEREAS, the Trust is engaged in business as a diversified open-end investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

      WHEREAS, the Investment Adviser is engaged principally in rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

      WHEREAS, the Trust desires to retain the Investment Adviser to render management and investment advisory services to the Trust in the manner and on the terms hereinafter set forth; and

      WHEREAS, the Investment Adviser is willing to provide management and investment advisory services to the Trust on the terms and conditions hereinafter set forth; and

      WHEREAS, the Trust serves as the "master" portfolio for one or more "feeder" funds (each, a "Fund") that inverts all of their assets in the Trust and that have the same investment objective and policies as the Trust;

      NOW, THEREFORE, in consideration of the promises and the covenants hereinafter contained, the Trust and the Investment Adviser hereby agree as follows:

                                    ARTICLE I
                        Duties of the Investment Adviser

      The Trust hereby employs the Investment Adviser to act as a manager and investment adviser of the Trust and to furnish or arrange for affiliates to furnish, the management and investment advisory services described below, subject to policies of, review by and overall control of the Board of Trustees of the Trust (the "Trustees"), for the period and on the terms and conditions set forth in this Agreement. The Investment Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Investment Adviser and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or

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authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed agents of the Trust.

      (a) Management and Administrative Services. The Investment Adviser shall perform (or arrange for affiliates to perform) the management and administrative services necessary for the operation of the Trust including administering shareholder accounts and handling shareholder relations. The Investment Adviser shall provide the Trust with office space, equipment and facilities and such other services as the Investment Adviser, subject to review by the Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Investment Adviser also shall, on behalf of the Trust, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder service agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Investment Adviser shall generally monitor the Trust's compliance with investment policies and restrictions as set forth in the currently effective prospectus and statement of additional information relating to the shares of the Trust under the Investment Company Act, as amended (the "Prospectus" and "Statement of Additional Information," respectively). The Investment Adviser shall make reports to the Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Trust as it shall determine to be desirable.

      (b) Investment Advisory Services. The Investment Adviser shall provide (or arrange for affiliates to provide) the Trust with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Trust, shall furnish continuously an investment program for the Trust and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Trust shall be held in the various securities in which the Trust invests, options, futures, options on futures or cash, subject always to the restrictions set forth in the Declaration of Trust and By-Laws of the Trust, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Trust 's investment objectives, investment policies and investment restrictions as the same are set forth in the Prospectus and Statement of Additional Information. The Investment Adviser shall also make decisions for the Trust as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Trust's portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Investment Adviser thereof in writing, the Investment Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Adviser shall take, on behalf of the Trust, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Trust's account with brokers or dealers selected by it, and to that end, the Investment Adviser is authorized as the agent of the Trust to give instructions to the Custodian of the Trust as to deliveries of securities and payments of cash for the account of the Trust. In connection with the selection of such brokers or dealers and the placing of such orders with respect to assets of the Trust, the Investment Adviser is directed at all times to seek to obtain execution and price within the policy guidelines determined by the Trustees as set forth in the Prospectus and Statement of Additional Information. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange


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Act of 1934, as amended, and other applicable provisions of law, the Investment
Adviser may select brokers or dealers with which it or the Trust is affiliated.

      (c) Affiliated Sub-Advisers. In carrying out its responsibilities hereunder, the Investment Adviser may employ, retain or otherwise avail itself of the services of other persons or entities including without limitation, affiliates of the Investment Adviser, on such terms as the Investment Adviser shall determine to be necessary, desirable or appropriate. However, if the Investment Adviser chooses to retain or avail itself of the services of another person or entity to manage assets of the Trust, such other person or entity must be (i) an affiliate of the Investment Adviser, (ii) retained at the Investment Adviser's own cost and expense, and (iii) retained subject to the requirements of Section 15 of the Investment Company Act. Retention of one or more affiliated sub-advisers, or the employment or retention of other persons or entities to perform services, shall in no way reduce the responsibilities or obligations of the Investment Adviser under this Agreement and the Investment Adviser shall be responsible for all acts and omissions of such affiliated sub-advisers, or other persons or entities, in connection with the performance of the Investment Adviser's duties hereunder.

      (d) Notice Upon Change in Partners of Investment Adviser. The Investment Adviser is a limited partnership and its limited partner is Merrill Lynch & Co., Inc. and its general partner is Princeton Services, Inc. The Investment Adviser will notify the Trust of any change in the membership of the partnership within a reasonable time after such change.

                                   ARTICLE II
                       Allocation of Charges and Expenses

      (a) The Investment Adviser. The Investment Adviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide the office space, equipment and facilities which it is obligated to provide under Article I hereof, and shall pay all compensation of officers of the Trust and all Trustees of the Trust who are affiliated persons of the Investment Adviser.

      (b) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust (except for the expenses paid by Princeton Funds Distributor, Inc. (the "Placement Agent")), including, without limitation: redemption expenses, expenses of portfolio transactions, expenses of registering shares under federal and state securities laws, pricing costs (including the daily calculation of net asset value), expenses of printing shareholder reports, stock certificates, prospectuses and statements of additional information, Securities and Exchange Commission fees, interest, taxes, custodian and transfer agency fees, fees and actual out-of-pocket expenses of Trustees who are not affiliated persons of the Investment Adviser, fees for legal and auditing services, litigation expenses, costs of printing proxies and other expenses related to shareholder meetings, and other expenses properly payable by the Trust. It is also understood that the Trust will reimburse the Investment Adviser for its costs in providing accounting services to the Trust and each Fund. The Placement Agent will pay certain of the expenses of the Trust incurred in connection with the continuous offering of shares of each Fund.


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                                   ARTICLE III
                     Compensation of the Investment Adviser

      Advisory Fee. For the services rendered, the facilities furnished and expenses assumed by the Investment Adviser, the Trust shall pay to the Investment Adviser at the end of each calendar month a fee based upon the average daily value of the net assets of the Trust, as determined and computed in accordance with the description of the determination of net asset value contained in the Prospectus and Statement of Additional Information, at the annual rate of 1.00% of the average daily net assets of the Trust, commencing on the day following effectiveness hereof. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. During any period when the determination of net asset value is suspended by the Trustees, the net asset value of a share as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

                                   ARTICLE IV
                Limitation of Liability of the Investment Adviser

      The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this
Article IV, the term "Investment Adviser" shall include any affiliates of the Investment Adviser performing services for the Trust contemplated hereby and directors, officers and employees of the Investment Adviser and such affiliates.

                                    ARTICLE V
                      Activities of the Investment Adviser

      The services of the Investment Adviser to the Trust are not to be deemed to be exclusive, and the Investment Adviser and any person controlled by or under common control with the Investment Adviser (for purposes of Article V referred to as "affiliates") is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Trust are or may become interested in the Investment Adviser and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Investment Adviser and its affiliates are or may become similarly interested in the Trust, and that the Investment Adviser and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Trust as shareholders or otherwise.

                                   ARTICLE VI
                    Duration and Termination of this Contract

      This Agreement shall become effective as of the date first above written
and shall remain in force until               , and thereafter, but only so long
as such continuance is specifically approved at least annually by (i) the Trustees, or by the vote of a majority of the


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outstanding voting securities of the Trust, and (ii) a majority of those
Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities of the Trust, or by the Investment Adviser, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                   ARTICLE VII
                          Amendments of this Agreement

      This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Trustees or by the vote of a majority of outstanding voting securities the Trust, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                  ARTICLE VIII
                          Definitions of Certain Terms

      The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Investment Company Act.

                                   ARTICLE IX
                                  Governing Law

      This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                    MASTER INTERNET STRATEGIES TRUST


                                            By
                                              ---------------------------------
                                                  Name:
                                                  Title:


                                    FUND ASSET MANAGEMENT, L.P.


                                            By
                                              ---------------------------------
                                                  Name:
                                                  Title:


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